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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement on Form S-8 of Sagent Technology, Inc. relating to the Amended and Restated 1995 Stock Option Plan, the 1998 Stock Option Plan, the 1999 Director Option Plan and the 1999 Employee Stock Purchase Plan of Sagent Technology, Inc., of our report dated January 27, 1999, on our audits of the financial statements of Sagent Technology, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as included in Sagent Technology, Inc.'s Registration Statement on Form S-1 (333-71369) dated April 14, 1999.

                                              /s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
October 6, 1999